Exhibit 99.3

AMDL Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@amdl.com (M) (206) 310-5323
FOR IMMEDIATE RELEASE
AMDL INC. PROMOTES CFO AKIO ARIURA TO CHIEF OPERATING OFFICER AND
EXPANDS MANAGEMENT TEAM
TUSTIN, Calif., November 6, 2008/PRNewswire — (www.amdl.com) AMDL, Inc. (Amex: ADL — News), today announced the promotion of its CFO, Mr. Akio Ariura, to Chief Operating Officer (COO) and CFO. The Company is also expanding its management team with the addition of Mr. Christopher Gee as Director of International Marketing and Sales and Mr. Raymond Gatchalian as Director of Compliance and Information Technology.
As COO and CFO, Mr. Ariura will lead the day-to-day operations of AMDL, including direct responsibility for AMDL’s legal, financial, and business affairs; employee development and recruiting; and high-priority companywide initiatives, including the implementation of its Kingdee ERP accounting system within the US and China; joint venture and partnership implementations; and the development of brand and product commercialization strategies across all business divisions.
“I am extremely pleased with the Board’s decision to promote Akio to Chief Operating Officer of AMDL,” said Mr. Douglas MacLellan, CEO and Chairman, AMDL. “He has been instrumental in the Company’s success to date, and broadening his role is a next step as we continue to grow and expand our business. With the support of his leadership and business expertise, AMDL is on-target to meet its gross revenue targets of $30 million to $38 million this year. I’m genuinely excited to have Akio in this newly created senior executive position as we focus on building AMDL as a world-class and market-leading, diversified pharmaceutical company.”
Mr. Ariura joined AMDL in 2006 as the Chief Financial Officer. He holds more than 20 years of experience in senior finance and business operations positions with various public and private companies. Mr. Ariura is a certified public accountant and recognized as a Small-Cap SOX compliance expert.
“I’m pleased to transition to this role during such a defining time in AMDL’s history. With nearly 500% annual growth over the past three years we’ve managed to thrive and evolve, despite market uncertainty and recent economic instability,” commented Mr. Ariura. “In fact, what I am most proud of is how we’ve continued to expand our sales and distribution throughout China, with top-line sales that far exceed goals set during our 2007 planning cycle.”

2008 Executive Management Changes

AMDL is also expanding its senior management team with the appointment of Mr. Christopher Gee as Director of International Marketing and Sales and Mr. Raymond Gatchalian as Director of Compliance and Information Technology.
Mr. MacLellan continued, “This latest round of executive appointments further complements the top-notch team we have assembled. They are highly qualified, dedicated professionals with the depth of experience and professional tenure to help take AMDL to the next level. I’m pleased to welcome Chris and Ray aboard.”
Mr. Gee is a former Apple Inc. executive and tech/biotech industry veteran with extensive IT, business operations, and international sales and marketing management experience. Since 2004 he has held executive positions and worked on projects in the USA, PRC China, Hong Kong, and Taiwan including IT management, product development, marketing, sales and distribution. His oversight spanned US and Asian business operations. His background includes three years as a senior analyst at New York University, Stern School of Business. Mr. Gee has also been a principal in various start-up companies. While at Apple Inc., Mr. Gee successfully managed business development and enterprise computing projects. Mr. Gee holds a Masters degree from Kings College, University of London and a Bachelors degree from New York University.
Mr. Gatchalian has an extensive background in IT audit and compliance. He has worked for both large and small companies including Pacificare Health Systems, Corinthian Colleges and Fremont Investment and Loan and as a consultant with Deloitte & Touche, Jefferson Wells, Countrywide Financial and Diagnostics Products International, with the primary responsibility of planning, conducting and managing system audits and providing consulting services to various IT organizations. Mr. Gatchalian received his B.S. in Computer Information Systems from the DeVry Institute of Technology.
About AMDL:
Headquartered in Tustin, CA with operations in Shenzhen, Jiangxi, and Jilin, China, AMDL, Inc., along with its subsidiary Jade Pharmaceutical Inc. (JPI), is a vertically integrated bio-pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, pharmaceutical, nutritional supplement, and cosmetic products. The company employs approximately 320 people in the U.S. and China. The Company has an additional 4 pharmaceutical and diagnostic products under review by various regulatory authorities.
Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward- looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners,

2008 Executive Management Changes

as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to AMDL Inc., except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties related to the Company’s access to additional capital, competition and dependence on key management.
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